Exhibit 99.1

Advanced Energy Solutions

FOR IMMEDIATE RELEASE

ENER1 RECEIVES $15 MILLION EQUITY COMMITMENT

FORT LAUDERDALE, FL – June 29, 2007 — Ener1, Inc. (OTCBB: ENEI), an alternative energy company, today announced that its controlling shareholder, Ener1 Group, has agreed to invest up to $15 million in Ener1 through the purchase of newly issued shares of common stock. The funds will be used for the continuing commercial development of lithium ion batteries for hybrid electric vehicles (“HEV’s”) and the product launch of its fuel-cell-powered surveillance camera. The investments will be funded based on operating requirements through December 31, 2007.

Ener1 Group agreed to purchase the shares at a price of $0.30 per share, which is 42% above the June 27, 2007 closing price of $0.21 per share. Ener1 will issue to Ener1 Group five-year warrants to purchase Ener1 common stock equal to 60% of the number of shares purchased during the investment period at an exercise price of $.30 per share. The warrant coverage could increase to 100% under certain circumstances. All warrants previously issued to Ener1 Group will be amended to change their exercise price to $0.30 per share from an average exercise price of $0.50 per share. The commitment amount will be reduced by any additional capital that Ener1 raises during the investment period.

Ener1 Group’s obligation to provide this funding is conditioned upon Ener1’s achievement of specific milestones related to its lithium ion battery and fuel-cell development efforts. The milestones for the next 180 days include production of a minimum number of lithium ion HEV battery packs, the award of a customer-funded Li-ion battery development contract, the award of a Phase II contract from the United States Advanced Battery Consortium (USABC), demonstration of EnerDel Li-Ion battery technology in a vehicle, and achievement of a minimum level of sales of the portable fuel-cell powered surveillance camera product currently in development. The agreement is subject to final documentation. Approximately $3.8 million of the $15.0 million has already been invested during June by Ener1 Group.

Charles Gassenheimer, Vice Chairman of Ener1, commented “This tremendous commitment from Ener1 Group will allow Ener1 to gain ground in the development of the lithium ion battery for HEVs. It will also provide the funding to launch the surveillance camera product, which we expect to be very successful. This large financing commitment will allow us to focus on improving shareholder value through development of our business. In addition, we are working with our investment bankers to raise capital to fund our operations through the end of 2008 and also provide sufficient capital to restructure our long term debt. This financing structure gives us the financial flexibility to complete this additional financing when the market conditions are most beneficial to our shareholders.”

Subhash Dhar, President of Ener1, added “Our success in the coming months will be measured by the delivery of production design prototypes and products in the battery and fuel cell businesses. These milestones are targets that we firmly believe we can achieve within the time period. Furthermore, this funding will be a clear signal to our prospective customers and industry partners that we have the financial strength to deliver products in these large emerging markets. We truly appreciate the continuing support and conviction of our controlling shareholder in making this substantial commitment to our future.”

About Ener1, Inc.
Ener1, Inc. (OTCBB: ENEI) is an alternative energy technology company that is developing 1) lithium ion batteries for hybrid electric vehicles (HEV) at its 80.5% owned EnerDel subsidiary through corporate ventures and strategic partnerships with Delphi, ITOCHU and EnerStruct, 2) commercial fuel cell products through its EnerFuel subsidiary, and 3) nanotechnology-based materials and manufacturing processes for batteries and other applications at its NanoEner subsidiary. For more information, visit http://www.ener1.com or call 954-556-4020.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995 conveying management expectations as to the future based on plans, estimates and projections at the time the statements are made. The forward-looking statements contained in this press release involve risks and uncertainties, including, but not necessarily limited to: the Company’s ability to achieve the milestones upon which the funding from its controlling shareholder is conditioned; EnerDel’s ability to succeed as a supplier of batteries to the hybrid electric vehicle and other markets; Ener1’s ability to successfully develop and market proposed lithium battery, fuel cell and nanotechnology-based products and services; the degree of competition in the markets for lithium battery, fuel cell and nanotechnology-based products and services; Ener1’s history of operating losses; EnerFuel’s ability to complete the development of and sell the surveillance camera; the lack of operating history for the development stage Ener1 businesses; the need for additional capital; the dependency upon key personnel; and other risks detailed in filings made from time to time with the Securities and Exchange Commission. These risks and uncertainties could cause actual results or performance to differ materially from any future results or performance expressed or implied in the forward-looking statements included in this release. Ener1 undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further details contact:	For media inquiries:
Jerry Herlihy Ener1, Inc. T: (954) 556-4020 e-mail: jherlihy@ener1.com	Victor Webb/Madlene Olson Marston Webb International T: (212) 684-6601 e-mail: marwebint@cs.com